Exhibit 99.1

NEW YORK, September 18, 2018

Voya Financial Announces Early Tender Results and Extends Early Participation Date for Cash Tender Offers for Debt Securities

Voya Financial, Inc. (NYSE: VOYA) (“Voya” or the “Company”) announced today that it has extended the early participation date with respect to each of its previously announced Tender Offers from 5:00 p.m., New York City time, on September 17, 2018 to 11:59 p.m., New York City time, on October 1, 2018, which is the same time as the Expiration Date of the Tender Offers.

On September 4, 2018, the Company commenced two cash tender offers (the “Tender Offers”) consisting of (i) an offer to purchase (the “Any and All Tender Offer”) any and all outstanding 7.250% Debentures due 2023, 7.625% Debentures due 2026, and 6.970% Debentures due 2036 of Voya Holdings (collectively, the “Voya Holdings Debentures”) and (ii) an offer to purchase (the “Maximum Tender Offer”) up to the maximum aggregate principal amount of Voya’s 5.500% Senior Notes due 2022 (the “2022 Notes” and, together with the Voya Holdings Debentures, the “Securities”) that Voya can purchase (exclusive of accrued interest) for an amount equal to the excess, if any, of $325 million over the amount paid (exclusive of accrued interest) to purchase the Voya Holdings Debentures validly tendered and accepted for purchase in the Any and All Tender Offer (the “Maximum Tender Amount”).

As of 5:00 p.m., New York City time, on September 17, 2018, $4,279,000 aggregate principal amount of the outstanding 7.250% Debentures due 2023 of Voya Holdings, $37,975,000 aggregate principal amount of the outstanding 7.625% Debentures due 2026 of Voya Holdings, $4,063,000 aggregate principal amount of the outstanding 6.970% Debentures due 2036 of Voya Holdings and $139,791,000 aggregate principal amount of the 2022 Notes were validly tendered and not withdrawn.

Withdrawal rights expired at 5:00 p.m., New York City time, on September 17, 2018 and have not been extended.

The Tender Offers will expire at 11:59 p.m., New York City time, on October 1, 2018 (the “Expiration Date”), subject to extension. Voya will purchase all Securities that have been validly tendered on or prior to the Expiration Date (subject to the Maximum Tender Amount and proration, if any, with respect to the 2022 Notes) promptly following the Expiration Date on the settlement date (the “Settlement Date”), which is expected to occur on October 3, 2018, the second business day following the Expiration Date, subject to all conditions to the Tender Offers having been satisfied or waived by the Company. The Company’s obligation to accept the Securities tendered in the Tender Offers is subject to the terms and conditions described in the offer to purchase.

All holders whose Securities are accepted for purchase in the Tender Offers will receive the Total Consideration, which includes the Early Tender Premium (each as defined in the offer to purchase). On the Settlement Date, holders whose Securities are accepted by the Company will receive the applicable Total Consideration, in cash, and an additional cash payment representing accrued interest from the most recent interest payment date to but excluding the Settlement Date.

Promptly after 11:00 a.m., New York City time, on September 18, 2018, Voya will issue a press release specifying, among other things, (i) the Reference Yield (as defined in the offer to purchase) and (ii) the Total Consideration for each series of Securities.

Completion of the Tender Offers is subject to a number of conditions, including the absence of any adverse legal and market developments. Subject to applicable law, Voya may waive certain of these conditions or extend, terminate or otherwise amend either Tender Offer. The financing condition described in the offer to purchase was satisfied on September 12, 2018 upon Voya’s completion of a preferred stock offering of 325,000 shares of its 6.125% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A.

This press release is qualified in its entirety by the offer to purchase and related letter of transmittal, both dated September 4, 2018.

Voya has retained Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBC Capital Markets, LLC as the Dealer Managers. Ipreo LLC is the Tender Agent and Information Agent. For additional information regarding the terms of the Tender Offers, please contact: Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect); Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect); Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 292-0070 (toll-free) or (980) 387-3907 (collect); or RBC Capital Markets, LLC at (877) 381-2099 (toll-free) or (212) 618-7843 (collect). Requests for documents and questions regarding the tendering of Securities may be directed to Ipreo LLC by telephone at (212) 849-3880 (for banks and brokers only) or (888) 593-9546 (for all others toll-free), by email at tenderoffer@ipreo.com or to the Dealer Managers at their respective telephone numbers.

This press release does not constitute an offer or an invitation by Voya to participate in the Tender Offers in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.

COMMENTARY REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release, including those describing the expiration, settlement and completion of the Tender Offers, constitute forward-looking statements. These statements are not historical facts but instead represent only Voya’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside Voya’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Trends and Uncertainties” and “Business-Closed Blocks-CBVA” in Voya’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018, in Voya’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, filed with the SEC on August 6, 2018, and the other filings Voya makes with the SEC.

Media Contact:	Investor Contact:
Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Michael Katz 212-309-8999 IR@voya.com

Bill Sutton 860-580-2626 William.Sutton@voya.com	Billy Cheung 212-309-8984 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 14.3 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $8.6 billion in revenue in 2017. The company had $528 billion in total assets under management and administration as of June 30, 2018. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has been recognized as one of the 2018 World’s Most Ethical Companies® by the Ethisphere Institute, one of the 2018 World’s Most Admired Companies by Fortune magazine and one of the Top Green Companies in the U.S. by Newsweek magazine.

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